Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos, Inc. Announces Successful Completion of Consent Solicitation

Relating to 7.50% Senior Notes due 2021

Las Vegas, April 2, 2013 — Ameristar Casinos, Inc. (Nasdaq GS: ASCA) (“Ameristar”) announced today the successful completion of its previously announced solicitation of consents (the “Consent Solicitation”) from holders of the $1,040,000,000 outstanding principal amount of its 7.50% Senior Notes due 2021 (the “Notes”) for waivers (the “Waivers”) of and amendments (the “Amendments”) to certain provisions of the indenture governing the Notes (the “Indenture”). Ameristar commenced the Consent Solicitation at the request and expense of Pinnacle Entertainment, Inc. (“Pinnacle”) in connection with the previously announced proposed merger between Ameristar and Pinnacle (the “Merger”). The Consent Solicitation was made on the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated March 18, 2013, and the accompanying Consent Letter, each as amended and supplemented by a Supplement dated March 25, 2013.

Ameristar received the requisite consents from holders of the Notes to the Waivers and Amendments prior to the Consent Solicitation’s expiration time of 5:00 p.m., New York City time, on April 2, 2013 (the “Expiration Time”). As a result, Ameristar, the subsidiary guarantors of Ameristar, and Wilmington Trust, National Association, as trustee, have entered into a Fourth Supplemental Indenture, dated as of April 2, 2013 (the “Supplemental Indenture”), to effect the Waivers and Amendments at the operative times and subject to the other terms and conditions set forth in the Supplemental Indenture. Upon the execution of the Supplemental Indenture, consents received from holders of the Notes became irrevocable under the terms of the Indenture.

Holders of the Notes will be entitled to receive an aggregate consent fee of $19.00 for each $1,000 in principal amount of the Notes for which consents were validly delivered and unrevoked on or prior to the Expiration Time, 50% of which will be payable promptly after the Expiration Time and the remaining 50% of which will be payable, if at all, promptly after the consummation of the Merger.

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About Ameristar Casinos

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines. Our 7,100 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests. We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings. Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada. We began construction on our ninth property, a casino resort in Lake Charles, La., in July 2012, which we expect will open in the third quarter of 2014. We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market. We generate more than $1 billion in net revenues annually.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future results of operations, descriptions of our business plans and strategies and the effects of the Merger, the Waivers and the Amendments on the Notes or on Ameristar or Pinnacle after the Merger, if consummated. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “forecast,” “should,” “could,” “would,” “may,” “will” and other similar expressions. We have based these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at the time such statements were made. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many important factors could affect Ameristar’s, Pinnacle’s or the combined company’s actual financial condition or results of operations, the Merger, the Waivers and Amendments, or the Notes, and could cause actual results to differ materially from those expressed in the forward-looking statements. Such factors include, but are not limited to, those set forth under the heading “Solicitation Considerations” in the Consent Solicitation Statement, in the respective Annual Reports on Form 10-K of Ameristar and Pinnacle for the fiscal year ended December 31, 2012 and in any report, statement or other information of Ameristar and Pinnacle that is incorporated by reference in the Consent Solicitation Statement. You should consider these areas of risk in connection with considering any forward-looking statements that may be made by us generally. The forward-looking statements contained in this press release speak only as of the date of this press release. Except as may be required by the federal securities laws, we undertake no obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this press release or to reflect the occurrence of unanticipated events.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).